American International Petroleum Updates Press Release Dated February 24, 2004 Regarding Scheduled Debt Payment on Its 5% Convertible Secured Debenture Due February 18, 2004

HOUSTON, TX -- 02/26/2004 -- American International Petroleum Corporation (OTC: AIPN) (the "Company") previously disclosed in its February 24, 2004 press release that the 5-day grace period expired on the deadline for payment of its approximately $6.8 million in aggregate interest and principal which was due on its 5% convertible secured debenture (the "Debenture") on February 18, 2004. The holder of the Debenture has notified the Company it believes that the aggregate amount owed to the holder of the Debenture is approximately $11.5 million. The Company believes that the excess amounts claimed by the holder may include unenforceable penalties.

American International Petroleum Corporation is a diversified petroleum company, which through various subsidiaries, is involved in oil and gas exploration and development in Kazakhstan, and owns a 30,000-barrel per day refinery in Lake Charles, Louisiana.

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "may," "believe" and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to, our ability to achieve an acceptable financial restructuring or reach some other mutually satisfactory agreement for the Company.

Contact:
Michael Dodge
Director Corp Communications
732.741.6250